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                                                                   Exhibit 99(1)



                     [CanArgo Energy Corporation letterhead]

                FOR IMMEDIATE RELEASE IN NORTH AMERICA AND EUROPE

                June 10, 1999 - CanArgo announces public offering

Calgary, Alberta, Houston, Texas and Oslo, Norway - CanArgo Energy Corporation (OTCBB: GUSH; OSE: CNR) announced that its Registration Statement relating to the public offering of a minimum 11,500,000 shares and a maximum 21,264,643 shares of its common stock has been declared effective by the U.S. Securities and Exchange Commission. The shares will be sold at a price of US$0.30 per share or in Norwegian kroner at NOK 2.35 per share. The terms of the public offering do not provide for any priority to existing stockholders, but stockholders who reside in the jurisdictions in which the offering is permitted may subscribe for shares.

The offering will commence at 9:00 a.m. Texas local time and 4:00 p.m. Oslo local time on the date after the day when prospectuses are first available for distribution in Norway. This is expected to occur on or about June 17, 1999. The offering will terminate on the earlier of the time when all the shares are sold, or 9:00 a.m. Texas local time and 4:00 p.m. Norway local time on June 30, 1999, unless CanArgo extends this date to not later than August 6, 1999.

This press release does not constitute an offer to sell, nor is it seeking an offer to buy, the common stock in any jurisdiction.

A prospectus may be obtained from CanArgo's office at 1400 Broadfield Boulevard, Suite 100, Houston, Texas 77084. Prospectuses may also be obtained from the following dealers:

          Credifinance Securities Limited of Toronto, Ontario, Canada; David Williamson Associates Limited of London, England; and Orkla Finans (Fondsmegling) ASA of Oslo, Norway.

CanArgo Energy Corporation is an independent oil and gas exploration and production company operating in Eastern Europe. The Company's existing and planned activities include downstream operations such as independent power production, oil refining and marketing.

For further information, contact:

Kevin Nephin/Peter Jackman , Investor Relations                  1-888-777-7974
Orkla Finans                                                    +47.22.40.08.00
Internet: www.canargo.com
E-mail: info@canargo.com